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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                         Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

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[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  Clarify Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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______________, 1999



Mr./Ms. ______________
______________________
______________________
______________________


VIA FACSIMILE


Dear ______________:

1998 was a very exciting year at Clarify. We renewed our leadership position, and increased market awareness. In fiscal 1998, Clarify's total revenues increased 48 percent to $130.5 million compared with $88.2 million in 1997. In addition, during 1998, Clarify's operating margin improved to 12.3 percent, our strongest in years. Our market capitalization has approximately tripled in the last year. More importantly, we believe we are well positioned for the future, as demonstrated by our Q1'99 results.

With all this good news in mind, I would like to turn your attention to our Annual Shareholders meeting scheduled for June 10, 1999. At this meeting, you will be asked to approve two proposals that impact the Company's ability to attract and retain the best available personnel in a highly competitive industry. I have enclosed our perspective on these proposals as you prepare to review the Proxy Statement, so that you are fully informed as to the reasons why we are seeking your support.

After you have had an opportunity to review this information, please feel free to contact me directly at 408.965.7020. I encourage you to approve these proposals as we continue to focus on shareholder value in 1999.

Sincerely,


Jan A. Praisner
Chief Financial Officer



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CLARIFY, INC.                                       ANNUAL MEETING JUNE 10, 1999




PROPOSAL 2: ADOPTION OF THE COMPANY'S 1999 EMPLOYEE STOCK PURCHASE PLAN, AUTHORIZE THE ISSUANCE OF 1,000,000 SHARES OF COMMON STOCK THEREUNDER, AND PROVIDE FOR AUTOMATIC ANNUAL INCREASES IN THE NUMBER OF SHARES RESERVED THEREUNDER IN EACH OF THE COMPANY'S FISCAL YEARS 2000, 2001, 2002, 2003, AND 2004 BY AN AMOUNT EQUAL TO THE LESSER OF 500,000 SHARES, 5% OF THE SHARES OUTSTANDING ON THE LAST DAY OF THE IMMEDIATELY PRECEDING FISCAL YEAR, OR SUCH LESSER NUMBER OF AS DETERMINED BY THE BOARD OF DIRECTORS.

We encourage you to approve proposal 2. In evaluating this proposal, please note the following points:

- The Company needs the Employee Stock Purchase Plan to attract and retain the best available personnel in a highly competitive industry and to provide an incentive to its employees to think like shareholders.

- The stock purchase plan enables employees to become shareholders, which gives them a stake in the company's growth.

- Employee Stock Purchase Plans are almost universal with publicly traded technology companies and not offering one would put the Company at a significant disadvantage in attracting and retaining the best employees.

- The automatic increases will generate a reserve pool, in turn, reducing the need to address the issue annually, whether through special or annual meetings.

- CLARIFY STOCK HAS PERFORMED VERY WELL IN RELATION TO BOTH THE S&P AND ITS PEERS OVER THE LAST YEAR AND CREATED IMPROVED VALUE TO ITS SHAREHOLDERS.



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PROPOSAL 3: AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION/STOCK ISSUANCE PLAN TO
RESERVE AN ADDITIONAL 500,000 SHARES OF COMMON STOCK AND PROVIDE FOR THE AUTOMATIC ANNUAL INCREASES IN EACH OF THE COMPANY'S FISCAL YEARS 2000 AND 2001 BY AN AMOUNT EQUAL TO 5% OF THE COMMON SHARES AND OPTIONS OUTSTANDING AS OF THE END OF THE PRECEDING FISCAL YEAR.

We encourage you to approve proposal 3. In evaluating this proposal, please note the following points:

- Clarify needs this proposed increase in options to attract and retain the best available personnel in a highly competitive industry and to provide incentive to its existing employees (including officers and directors), consultants and outside directors.

- Clarify's growth and achievements this past year have required the Company to offer attractive equity compensation like stock options to attract and retain the caliber of professionals to enable those results.

- Continued growth of the business will necessitate increases in the option pool like those proposed to provide adequate incentives to hire new employees and retain current ones.

- A limitation is placed on the maximum number of options granted to any single individual in order to comply with section 162(m) of the Tax Code, thereby maintaining the tax deductibility of certain compensation and saving the Company a significant amount of money.

-   There is no Restricted Stock available for award under this plan.

- While the Board of Directors has repriced employee once in its history, it is unlikely that such action will take place again in the future.

-   The plans administering committee includes independent outside directors.

- The automatic increases will generate a reserve pool, in turn, reducing the need to address the issue annually, whether through special or annual meetings.

- CLARIFY STOCK HAS PERFORMED VERY WELL IN RELATION TO BOTH THE S&P AND ITS PEERS OVER THE LAST YEAR AND CREATED IMPROVED VALUE TO ITS SHAREHOLDERS.